UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒  Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Nuveen California Quality Municipal Income Fund (NAC)

(Exact Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

Nuveen Arizona Quality Municipal Income Fund (NAZ)

Nuveen California AMT-Free Quality Municipal Income Fund (NKX)

Nuveen California Municipal Value Fund (NCA)

Nuveen California Quality Municipal Income Fund (NAC)

Nuveen Massachusetts Quality Municipal Income Fund (NMT)

This update is being provided in connection with the annual meeting of shareholders of each of Nuveen Arizona Quality Municipal Income Fund (“Arizona Quality”), Nuveen California AMT-Free Quality Municipal Income Fund (“California AMT-Free”), Nuveen California Municipal Value Fund (“California Value”), Nuveen California Quality Municipal Income Fund (“California Quality”) and Nuveen Massachusetts Quality Municipal Income Fund (“Massachusetts Quality”), each a Massachusetts business trust (each, a “Fund” and collectively, the “Funds”), to be held on Thursday, November 14, 2024.

Appointment of the Independent Registered Public Accounting Firm

Following the distribution of the Proxy Statement, dated October 17, 2024, for the annual meeting, PricewaterhouseCoopers LLP (“PwC”), was selected as each Fund’s registered public accounting firm for the fiscal year ending in 2025. Information regarding PwC is as follows (capitalized terms used are as defined in the Proxy Statement):

PwC was selected as each Fund’s independent registered public accounting firm by the Audit Committee and ratified by the Board, including all of the Independent Trustees, to audit the books and records of each Fund for the Fund’s fiscal year ending in 2025. A representative of PwC and a representative of KPMG LLP (“KPMG”), the Fund’s prior independent registered public accounting firm, will be present at the Annual Meetings to make a statement, if such representative so desires, and to respond to shareholders’ questions. PwC has informed each Fund that it has no direct or indirect material financial interest in the Fund, Nuveen, the Adviser or any other investment company sponsored by Nuveen.

PwC was selected by the Audit Committee and ratified by the Board to replace KPMG as each Fund’s independent registered public accounting firm. KPMG’s audit reports on each Fund’s financial statements as of and for each Fund’s fiscal year ended in 2024 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During each Fund’s two most recently completed fiscal years and during the current fiscal year prior to the decision by the Audit Committee and Board to change independent registered public accounting firm, there were (i) no disagreements between each Fund and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference thereto in their reports, and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K.